EXHIBIT 21

KASPIEN HOLDINGS INC.

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

Name of Significant
Subsidiary	State of Incorporation	Subsidiary Trade Names

Kaspien Inc.	Washington	Kaspien